                                                                      EXHIBIT 99




                                  NEWS RELEASE


FOR IMMEDIATE RELEASE

Contact:         Tom Calcaterra
                 Chief Financial Officer
                 (813) 251-1700


ROMAC INTERNATIONAL, INC. ANNOUNCES RESIGNATION OF MAUREEN A. RORECH AS DIRECTOR; WILL REMAIN AS CONSULTANT

         Tampa, FL., December 3, 1997 - Romac International, Inc. (NASD-NMS:
ROMC), a provider of strategic staffing and consulting services, today announced that Maureen A. Rorech has resigned as director effective November 20, 1997, to pursue other business and philanthropic interests. Ms. Rorech has agreed to remain as a consultant to the Company, with particular emphasis on marketing and advertising related issues and major account servicing.

         Mr. David L. Dunkel, President and Chief Executive Officer of the Company said, "We wish to thank Maureen for her devoted service to the Company since its formation in 1994, and the contribution she made to the Company's growth during that period. We are pleased that she will continue to contribute to the Company's growth as a consultant to the Company."

         The Company intends to replace Ms. Rorech with an additional outside director. Currently, no individual has been identified as a replacement for Ms. Rorech, but the Company expects to nominate a replacement for consideration at the next annual meeting of its Shareholders.

         Romac International, Inc., "The KnowledgeForce Resource(SM)," provides people-driven solutions to client and candidate customers in the specialty areas of information technology, finance and accounting, human resources, pharmaceutical health care, manufacturing services, life insurance, and investments. The Company provides services to Fortune 1000 companies in 16 metropolitan markets.

         Certain of the above statements contained in this press release, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in market demand; changes in service mix; ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The words "believe," "estimate," "expect," "intend," "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.